FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
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Allstate Reports Third Quarter 2024 Results
Generates excellent returns despite higher catastrophe losses

NORTHBROOK, Ill., October 30, 2024 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2024.

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except per share data and ratios)	2024	2023	% / pts Change	2024	2023	% / pts Change
Consolidated revenues	$16,627	$14,497	14.7%	$47,600	$42,262	12.6%
Net income (loss) applicable to common shareholders	1,161	(41)	NM	2,651	(1,776)	NM
per diluted common share (1)	4.33	(0.16)	NM	9.91	(6.76)	NM
Adjusted net income (loss)*	1,048	214	NM	2,844	(1,290)	NM
per diluted common share* (1)	3.91	0.81	NM	10.64	(4.91)	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income (loss) applicable to common shareholders				26.1%	(14.7)%	40.8
Adjusted net income (loss)*				26.1%	(9.7)%	35.8
Common shares outstanding (in millions)				264.8	261.7	1.2%
Book value per common share				$70.35	$47.79	47.2%

Consolidated premiums written (2)	$15,872	$14,425	10.0%	$45,589	$41,021	11.1%
Property-Liability insurance premiums earned	13,694	12,270	11.6%	39,933	35,826	11.5%
Property-Liability combined ratio
Recorded	96.4	103.4	(7.0)	96.9	109.8	(12.9)
Underlying combined ratio*	83.2	91.9	(8.7)	85.1	92.7	(7.6)
Catastrophe losses	$1,703	$1,181	44.2%	$4,554	$5,568	(18.2)%
Total policies in force (in thousands)				205,483	190,089	8.1%
(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2)Includes premiums written for the Allstate Protection and Protection Services segments and premiums and contract charges for the Health and Benefits segment.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

Third Quarter 2024 Results

•Total revenues of $16.6 billion in the third quarter of 2024 were $2.1 billion or 14.7% above the prior year quarter driven by increased Property-Liability earned premium.

•Net income applicable to common shareholders was $1.2 billion in the third quarter of 2024 compared to a net loss of $41 million in the prior year quarter, as Property-Liability underwriting results improved. Adjusted net income* was $1.0 billion, or $3.91 per diluted share, compared to adjusted net income* of $214 million in the prior year quarter.

“Allstate’s focus on near-term performance while implementing our long-term growth plan resulted in strong financial returns and an improved strategic position,” said Tom Wilson, Allstate’s Chair, CEO and President. “Revenues increased by almost 15% from the prior year, net income was $1.2 billion for the quarter and adjusted net income return on equity* was 26.1% for the prior twelve months. Successful execution of the auto insurance profit improvement plan benefited results generating $486 million of auto insurance underwriting income. The homeowners insurance business is also generating good returns with an underwriting profit in the quarter despite $1.2 billion of catastrophe losses, 40% higher than the prior year quarter. Third quarter results included Hurricanes Beryl, Debby, Francine and Helene where we deployed over 5,000 people to handle more than 100,000 claims. Hurricane Milton impacted customers shortly after the quarter with estimated losses of approximately $100 million. Strong performance from Protection Services, Health and Benefits and Investments contributed to adjusted net income* of $3.91 per share.”

“Progress was also made on implementing the strategy to increase market share in personal Property-Liability and expand protection solutions. Allstate Protection auto insurance new business sales increased 26% with increased advertising and expanded distribution. However, retention losses reflecting the impact of significant price increases over the last several years offset this growth resulting in a decline in auto policies in force. Homeowners insurance margins improved and policies in force are 2.5% higher than the prior year. Protection Plans expanded internationally and acquired Kingfisher to enhance mobile device protection capabilities. Operational excellence and implementation of the growth strategy will continue to create shareholder value,” concluded Wilson.
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•Property-Liability earned premiums of $13.7 billion increased 11.6% in the third quarter of 2024 compared to the prior year quarter, primarily driven by higher average premium levels. Underwriting income of $495 million in the quarter was $909 million better than a $414 million loss in the prior year quarter.

Property-Liability Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2024	2023	% / pts Change	2024	2023	% / pts Change
Premiums earned	$13,694	$12,270	11.6%	$39,933	$35,826	11.5%
Premiums written	$14,707	$13,304	10.5%	$42,169	$37,707	11.8%
Underwriting income (loss)	$495	$(414)	NM	$1,248	$(3,509)	NM
Recorded combined ratio	96.4	103.4	(7.0)	96.9	109.8	(12.9)
Underlying combined ratio*	83.2	91.9	(8.7)	85.1	92.7	(7.6)
◦Premiums written increased 10.5% compared to the prior year quarter reflecting higher premiums for both Allstate and National General brands.

◦Property-Liability combined ratio was 96.4 for the quarter and 96.9 for the first nine months of 2024. This was 7.0 points and 12.9 points better than the prior year as higher average earned premiums and improved underlying loss experience more than offset increased catastrophe losses in the third quarter and advertising expenses.

◦Allstate Protection auto insurance results reflect successful execution of a comprehensive plan to restore margins. Profitability improvement supported increased growth investments in rate adequate states and risk segments.

Allstate Protection Auto Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2024	2023	% / pts Change	2024	2023	% / pts Change
Premiums earned	$9,270	$8,345	11.1%	$27,127	$24,374	11.3%
Premiums written	9,539	8,770	8.8	28,180	25,388	11.0
Policies in Force (in thousands)				24,998	25,376	(1.5)
Recorded combined ratio	94.8	102.1	(7.3)	95.6	104.9	(9.3)
Underlying combined ratio*	92.0	98.8	(6.8)	93.5	101.2	(7.7)

◦Earned premiums grew 11.1% compared to the prior year quarter. The increase was driven by rate increases, partially offset by a decline in policies in force of 1.5%.

◦Allstate brand auto rate increases result in an annualized total brand premium impact of 2.9% in the quarter and 6.3% through the first nine months of 2024. National General auto rate increases result in an annualized total brand premium impact of 1.7% in the quarter and 7.8% through the first nine months of 2024.

◦The recorded auto insurance combined ratio of 94.8 in the third quarter of 2024 was 7.3 points lower than the prior year quarter, reflecting higher average earned premiums, improved underlying loss experience and favorable prior year reserve reestimates.

◦The severity estimated for claims reported in the first two quarters of the year was reduced in the third quarter which had a favorable impact on quarterly results. Excluding this impact, the third quarter combined ratio would have been 95.6.

◦Prior year non-catastrophe reserve reestimates were favorable $55 million in the third quarter, reflecting favorable Allstate brand reserve development, primarily driven by physical damage coverages.

◦Allstate Protection homeowners insurance generates attractive returns and is an attractive growth opportunity. The third quarter was profitable despite a 40% increase in catastrophe losses. Premiums earned increased to $3.4 billion and the recorded combined ratio was 98.2. Third quarter catastrophe losses were $1.2 billion reflecting four hurricanes and 46 severe weather and other events. The recorded combined ratio for the first nine months of 2024 was 97.5 which generated $249 million of underwriting income compared to an underwriting loss of $2.0 billion during the same period in 2023.

Allstate Protection Homeowners Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2024	2023	% / pts Change	2024	2023	% / pts Change
Premiums earned	$3,403	$2,969	14.6%	$9,812	$8,662	13.3%
Premiums written	4,073	3,525	15.5	10,792	9,440	14.3
Policies in Force (in thousands)				7,483	7,297	2.5
Recorded combined ratio	98.2	104.4	(6.2)	97.5	122.8	(25.3)
Catastrophe Losses	$1,231	$878	40.2%	$3,402	$4,516	(24.7)%
Underlying combined ratio*	62.1	72.9	(10.8)	63.6	69.4	(5.8)

◦Earned premiums increased by 14.6% compared to the prior year quarter, primarily reflecting higher average premium and policies in force growth of 2.5%.
▪Policies in force growth reflects improved retention and increased new policy sales.

◦Allstate brand homeowners rate increases result in an annualized total brand premium impact of 3.1% in the quarter and 7.6% through the first nine months of 2024. Implemented rate increases and inflation in insured home replacement costs resulted in a 10.8% increase in homeowners insurance average gross written premium compared to the prior year quarter.

◦National General brand homeowners rate increases result in an annualized total brand premium impact of 2.2% in the quarter and 6.1% through the first nine months of 2024.

◦Catastrophe losses of $1.2 billion in the quarter increased $353 million compared to the prior year quarter.

◦The recorded homeowners insurance combined ratio of 98.2 was 6.2 points below the third quarter of 2023 reflecting higher average earned premiums and favorable average underlying loss costs partially offset by higher catastrophe losses. The underlying combined ratio* of 62.1 decreased by 10.8 points compared to the prior year quarter.

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•Protection Services provides protection solutions and services through five businesses largely by embedding Allstate branded offerings in non-insurance purchases. Revenues increased to $822 million in the third quarter of 2024, 17.9% higher than the prior year quarter, primarily due to Allstate Protection Plans and Arity. Adjusted net income of $58 million increased by $31 million compared to the prior year quarter, driven by Allstate Protection Plans.

Protection Services Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2024	2023	% / $ Change	2024	2023	% / $ Change
Total revenues (1)	$822	$697	17.9%	$2,348	$2,054	14.3%
Allstate Protection Plans	512	416	23.1	1,459	1,200	21.6
Allstate Dealer Services	146	146	—	440	442	(0.5)
Allstate Roadside	53	69	(23.2)	170	199	(14.6)
Arity	74	29	155.2	165	101	63.4
Allstate Identity Protection	37	37	—	114	112	1.8
Adjusted net income (loss)	$58	$27	$31	$167	$102	$65
Allstate Protection Plans	39	20	19	120	79	41
Allstate Dealer Services	5	5	—	17	18	(1)
Allstate Roadside	10	7	3	29	17	12
Arity	1	(6)	7	(5)	(13)	8
Allstate Identity Protection	3	1	2	6	1	5
(1)Excludes net gains and losses on investments and derivatives.

◦Allstate Protection Plans continued to grow rapidly by expanding distribution relationships and protection offerings. Revenue of $512 million increased $96 million, or 23.1%, compared to the prior year quarter driven by growth in North American and international business. Adjusted net income of $39 million in the third quarter of 2024 was $19 million higher than the prior year quarter.

◦Allstate Dealer Services generated revenue of $146 million and adjusted net income of $5 million which were consistent with the prior year quarter.

◦Allstate Roadside revenue of $53 million in the third quarter of 2024 decreased 23.2% compared to the prior year quarter reflecting the discontinuance of a large unprofitable account. Adjusted net income of $10 million was $3 million higher than the prior year quarter, primarily driven by increased pricing, improved provider capacity and lower costs.

◦Arity revenue of $74 million increased $45 million compared to the prior year quarter, due to higher revenue from lead sales. Adjusted net income of $1 million in the third quarter of 2024 was $7 million higher than prior year quarter.

◦Allstate Identity Protection revenue of $37 million in the third quarter of 2024 was consistent with prior year quarter. Adjusted net income of $3 million in the third quarter of 2024 was $2 million higher than prior year quarter driven by lower operating expenses.

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•Allstate Health and Benefits
◦Divestiture of these businesses is being pursued to capture value through greater strategic alignment with acquiring companies. An agreement to sell the Employer Voluntary Benefits (EVB) business to StanCorp Financial for $2 billion was finalized and will be completed upon regulatory approval. As a result, EVB is classified as “Held For Sale” on the balance sheet while operations are fully reflected in results. The process to evaluate disposition of the remaining two businesses is progressing.
◦Premiums and contract charges for health and benefits increased 5.2%, or $24 million, compared to the prior year quarter primarily due to growth in individual health and group health, partially offset by a decline in employer voluntary benefits. Adjusted net income of $37 million in the third quarter was $32 million lower than prior year quarter attributable to increased benefit utilization across all businesses.

Allstate Health and Benefits Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2024	2023	% Change	2024	2023	% Change
Premiums and contract charges	$487	$463	5.2%	$1,439	$1,379	4.4%
Employer voluntary benefits	248	253	(2.0)	742	753	(1.5)
Group health	120	111	8.1	358	328	9.1
Individual health	119	99	20.2	339	298	13.8
Adjusted net income	$37	$69	(46.4)	$151	$182	(17.0)%

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•Allstate Investments pursues a proactive approach to balancing risk and returns for the $73.6 billion portfolio. In 2023, fixed income duration was extended and public equity holdings significantly lowered to optimize risk adjusted returns on capital. Net investment income of $783 million in the third quarter of 2024, increased by $94 million from the prior year quarter due to portfolio repositioning into higher yielding fixed income securities and increased investment balances.

Allstate Investment Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2024	2023	$ / pts Change	2024	2023	$ / pts Change
Net investment income	$783	$689	$94	$2,259	$1,874	$385
Market-based (1)	708	567	141	2,001	1,610	391
Performance-based (1)	143	186	(43)	451	439	12
Net gains (losses) on investments and derivatives	$243	$(86)	$329	$(24)	$(223)	$199
Change in unrealized net capital gains and losses, pre-tax	$1,677	$(855)	$2,532	$1,252	$(325)	$1,577
Total return on investment portfolio (2)	3.7%	(0.4)%	4.1	5.0%	2.1%	2.9
Total return on investment portfolio (2) (trailing twelve months)				9.4%	4.6%	4.8
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2)Beginning in the third quarter of 2024, calculations include investments held for sale.

◦Market-based investment income was $708 million in the third quarter of 2024, an increase of $141 million, or 24.9%, compared to the prior year quarter, reflecting higher yields and increased asset balances in the $63.3 billion market-based portfolio. Fixed income duration was 5.3 years as of September 30, 2024, 0.5 years above prior year end.

◦Performance-based investment income totaled $143 million in the third quarter of 2024, a decrease of $43 million compared to the prior year quarter primarily reflecting lower real estate investment results. The portfolio allocation to performance-based assets provides a diversifying source of higher long-term returns, and volatility in reported results is expected.
◦Net gains on investments and derivatives were $243 million in the third quarter of 2024, compared to losses of $86 million in the prior year quarter. Net gains in the third quarter of 2024 were driven by valuation gains on equity investments and sales of fixed income securities.
◦Unrealized net capital gains increased by $1.7 billion from the second quarter of 2024 as lower interest rates resulted in higher fixed income valuations.

◦Total return on the investment portfolio was 3.7% for the third quarter of 2024 and 9.4% for the latest twelve months.

Proactive Capital Management

“Allstate continues to be strongly capitalized while generating attractive returns with adjusted net income return on equity* of 26.1% over the last twelve months. Total estimated statutory surplus in the insurance companies increased to $17.3 billion and $3.0 billion of assets are held at the holding company. The divestiture of the Employer Voluntary Benefits business is expected in the first half of 2025,” said Jess Merten, Chief Financial Officer.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, October 31. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	September 30, 2024	December 31, 2023
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $53,447 and $49,649)	$53,961	$48,865
Equity securities, at fair value (cost $1,829 and $2,244)	2,091	2,411
Mortgage loans, net	765	822
Limited partnership interests	8,925	8,380
Short-term, at fair value (amortized cost $6,995 and $5,145)	6,994	5,144
Other investments, net	866	1,055
Total investments	73,602	66,677
Cash	816	722
Premium installment receivables, net	11,041	10,044
Deferred policy acquisition costs	5,751	5,940
Reinsurance and indemnification recoverables, net	9,013	8,809
Accrued investment income	603	539
Deferred income taxes	—	219
Property and equipment, net	714	859
Goodwill	3,206	3,502
Other assets, net	5,834	6,051
Assets held for sale	3,163	—
Total assets	$113,743	$103,362
Liabilities
Reserve for property and casualty insurance claims and claims expense	$42,743	$39,858
Reserve for future policy benefits	274	1,347
Contractholder funds	—	888
Unearned premiums	27,059	24,709
Claim payments outstanding	1,727	1,353
Other liabilities and accrued expenses	10,644	9,635
Debt	8,083	7,942
Liabilities held for sale	2,164	—
Total liabilities	92,905	85,732
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 265 million and 262 million shares outstanding	9	9
Additional capital paid-in	3,987	3,854
Retained income	51,635	49,716
Treasury stock, at cost (635 million and 638 million shares)	(37,006)	(37,110)
Accumulated other comprehensive income (loss):
Unrealized net capital gains and losses	361	(604)
Unrealized foreign currency translation adjustments	(99)	(98)
Unamortized pension and other postretirement prior service credit	12	13
Discount rate for reserve for future policy benefits	(23)	(11)
Total accumulated other comprehensive income (loss)	251	(700)
Total Allstate shareholders’ equity	20,877	17,770
Noncontrolling interest	(39)	(140)
Total equity	20,838	17,630
Total liabilities and equity	$113,743	$103,362

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

Revenues
Property and casualty insurance premiums	$14,333	$12,839	$41,797	$37,482
Accident and health insurance premiums and contract charges	487	463	1,439	1,379
Other revenue	781	592	2,129	1,750
Net investment income	783	689	2,259	1,874
Net gains (losses) on investments and derivatives	243	(86)	(24)	(223)
Total revenues	16,627	14,497	47,600	42,262

Costs and expenses
Property and casualty insurance claims and claims expense	10,409	10,237	30,711	32,290
Accident, health and other policy benefits (including remeasurement (gains) losses of $1, $0, $1 and $0)	317	262	904	785
Amortization of deferred policy acquisition costs	2,037	1,841	5,977	5,374
Operating costs and expenses	2,217	1,771	6,121	5,273
Pension and other postretirement remeasurement (gains) losses	26	149	15	56
Restructuring and related charges	28	87	51	141
Amortization of purchased intangibles	71	83	210	246
Interest expense	104	88	299	272
Total costs and expenses	15,209	14,518	44,288	44,437

Income (loss) from operations before income tax expense	1,418	(21)	3,312	(2,175)

Income tax expense (benefit)	254	(17)	603	(475)

Net income (loss)	1,164	(4)	2,709	(1,700)

Less: Net (loss) income attributable to noncontrolling interest	(26)	1	(30)	(23)

Net income (loss) attributable to Allstate	1,190	(5)	2,739	(1,677)

Less: Preferred stock dividends	29	36	88	99

Net income (loss) applicable to common shareholders	$1,161	$(41)	$2,651	$(1,776)

Earnings per common share:
Net income (loss) applicable to common shareholders per common share - Basic	$4.39	$(0.16)	$10.04	$(6.76)
Weighted average common shares - Basic	264.6	261.8	264.1	262.6
Net income (loss) applicable to common shareholders per common share - Diluted	$4.33	$(0.16)	$9.91	$(6.76)
Weighted average common shares - Diluted	268.0	261.8	267.4	262.6

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended September 30,
	Consolidated		Per diluted common share
	2024	2023	2024	2023
Net income (loss) applicable to common shareholders (1)	$1,161	$(41)	$4.33	$(0.16)
Net (gains) losses on investments and derivatives	(243)	86	(0.91)	0.33
Pension and other postretirement remeasurement (gains) losses	26	149	0.10	0.57
Amortization of purchased intangibles	71	83	0.26	0.31
(Gain) loss on disposition	(1)	5	—	0.02
Income tax expense (benefit)	34	(68)	0.13	(0.26)
Adjusted net income (loss) *	$1,048	$214	$3.91	$0.81

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			—	1.5

	Nine months ended September 30,
	Consolidated		Per diluted common share
	2024	2023	2024	2023
Net income (loss) applicable to common shareholders (1)	$2,651	$(1,776)	$9.91	$(6.76)
Net (gains) losses on investments and derivatives	24	223	0.09	0.85
Pension and other postretirement remeasurement (gains) losses	15	56	0.06	0.21
Amortization of purchased intangibles	210	246	0.79	0.94
(Gain) loss on disposition	(6)	4	(0.02)	0.02
Non-recurring costs (2)	—	90	—	0.34
Income tax expense (benefit)	(50)	(133)	(0.19)	(0.51)
Adjusted net income (loss) * (1)	$2,844	$(1,290)	$10.64	$(4.91)

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			—	1.9
_____________
(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2) Relates to settlement costs for non-recurring litigation that is outside of the ordinary course of business.

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2024	2023
Return on Allstate common shareholders’ equity
Numerator:
Net income (loss) applicable to common shareholders	$4,111	$(2,079)
Denominator:
Beginning Allstate common shareholders’ equity	$12,592	$15,713
Ending Allstate common shareholders’ equity (1)	18,876	12,592
Average Allstate common shareholders’ equity	$15,734	$14,153
Return on Allstate common shareholders’ equity	26.1%	(14.7)%

($ in millions)	For the twelve months ended September 30,
	2024	2023
Adjusted net income (loss) return on Allstate common shareholders’ equity
Numerator:
Adjusted net income (loss) *	$4,385	$(1,641)

Denominator:
Beginning Allstate common shareholders’ equity	$12,592	$15,713
Less: Unrealized net capital gains and losses	(2,512)	(2,929)
Adjusted beginning Allstate common shareholders’ equity	15,104	18,642

Ending Allstate common shareholders’ equity (1)	18,876	12,592
Less: Unrealized net capital gains and losses	361	(2,512)
Adjusted ending Allstate common shareholders’ equity	18,515	15,104
Average adjusted Allstate common shareholders’ equity	$16,810	$16,873
Adjusted net income (loss) return on Allstate common shareholders’ equity *	26.1%	(9.7)%
_____________
(1) Excludes equity related to preferred stock of $2,001 million as of September 30, 2024 and 2023.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Combined ratio	96.4	103.4	96.9	109.8
Effect of catastrophe losses	(12.4)	(9.6)	(11.4)	(15.5)
Effect of prior year non-catastrophe reserve reestimates	(0.4)	(1.4)	—	(1.1)
Effect of amortization of purchased intangibles	(0.4)	(0.5)	(0.4)	(0.5)
Underlying combined ratio*	83.2	91.9	85.1	92.7

Effect of prior year catastrophe reserve reestimates	(0.1)	0.1	(0.8)	—

Allstate Protection - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Combined ratio	94.8	102.1	95.6	104.9
Effect of catastrophe losses	(3.0)	(2.6)	(2.7)	(2.7)
Effect of prior year non-catastrophe reserve reestimates	0.6	(0.3)	1.0	(0.5)
Effect of amortization of purchased intangibles	(0.4)	(0.4)	(0.4)	(0.5)
Underlying combined ratio*	92.0	98.8	93.5	101.2

Effect of prior year catastrophe reserve reestimates	(0.1)	0.1	(0.1)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Combined ratio	98.2	104.4	97.5	122.8
Effect of catastrophe losses	(36.2)	(29.6)	(34.7)	(52.1)
Effect of prior year non-catastrophe reserve reestimates	0.4	(1.5)	1.1	(0.9)
Effect of amortization of purchased intangibles	(0.3)	(0.4)	(0.3)	(0.4)
Underlying combined ratio*	62.1	72.9	63.6	69.4

Effect of prior year catastrophe reserve reestimates	—	0.6	(2.8)	0.7

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